As filed with the Securities and Exchange Commission on August 6, 2014

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ARTHUR J. GALLAGHER & CO.

(Exact name of registrant as specified in its charter)

Delaware	36-2151613
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

The Gallagher Centre Two Pierce Place Itasca, Illinois	60143-3141
(Address of Principal Executive Offices)	(Zip Code)

Arthur J. Gallagher & Co. 2014 Long-Term Incentive Plan

Arthur J. Gallagher & Co. Deferred Equity Participation Plan

Arthur J. Gallagher & Co. Deferred Cash Participation Plan

Arthur J. Gallagher & Co. Supplemental Savings and Thrift Plan

(Full title of the plans)

Walter D. Bay, Esq.

Vice President, General Counsel and Secretary

Arthur J. Gallagher & Co.

Two Pierce Place

Itasca, Illinois 60143-3141

(Name and address of agent for service)

(630) 773-3800

(Telephone number, including area code, of agent for service)

COPIES TO:

Craig S. Wittlin, Esq.

Daniel R. Kinel, Esq.

Harter Secrest & Emery LLP

1600 Bausch & Lomb Place

Rochester, New York 14604

(585) 232-6500

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, $1.00 par value per share(1)	9,150,000 shares (2)	$44.90 (4)	$410,835,000 (4)	$52,915.55
Common Stock, $1.00 par value per share(1)	4,000,000 shares (3)	$44.90 (4)	$179,600,000 (4)	$23,132.48

(1)	If, as a result of stock splits, stock dividends, recapitalizations or other similar transactions effected without the receipt of consideration, there is an increase in the number of outstanding shares of Common Stock issuable under the Arthur J. Gallagher & Co. 2014 Long-Term Incentive Plan (the “LTIP”), the Arthur J. Gallagher & Co. Deferred Equity Participation Plan (the “Age 62 Plan”), the Arthur J. Gallagher & Co. Deferred Cash Participation Plan (the “Deferred Cash Plan”) or the Arthur J. Gallagher & Co. Supplemental Savings and Thrift Plan (the “Supplemental Plan”), the provisions of Rule 416(a) under the Securities Act of 1933, as amended, shall apply and this Registration Statement shall be deemed to cover the additional securities resulting from such stock split, stock dividend, recapitalization or other similar transaction.
(2)	Represents: (i) 9,000,000 shares reserved for future issuance under the LTIP; and (ii) 150,000 shares remaining available for issuance under the Arthur J. Gallagher & Co. 2011 Long-Term Incentive Plan (the “Prior Plan”) at the time the LTIP was approved by stockholders and shares subject to outstanding equity awards under the Prior Plan, which the Registrant reasonably estimates may become available for future grant under the LTIP as a result of the expiration, termination, cancellation, forfeiture or settlement in cash of such awards under the Prior Plan.
(3)	Represents: (i) 3,300,000 shares available for issuance under the Age 62 Plan; (ii) 400,000 shares available for issuance under the Deferred Cash Plan; and (iii) 300,000 shares available for issuance under the Supplemental Plan. As more fully set forth in the Explanatory Note below, the shares being registered under the Age 62 Plan, the Deferred Cash Plan and the Supplemental Plan represent shares purchased on the open market for subsequent issuance under such plans.
(4)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) and (h) under the Securities Act of 1933, as amended, based on the average of the high and low per share prices of the Registrant’s Common Stock reported on the New York Stock Exchange on August 1, 2014.

EXPLANATORY NOTE

This Registration Statement on Form S-8 is filed by Arthur J. Gallagher & Co. relating in part to 4,000,000 shares of Common Stock, par value $1.00 per share, to be offered and sold under the Arthur J. Gallagher & Co. Deferred Equity Participation Plan (the “Age 62 Plan”), the Arthur J. Gallagher & Co. Deferred Cash Participation Plan (the “Deferred Cash Plan”) and the Arthur J. Gallagher & Co. Supplemental Savings and Thrift Plan (the “Supplemental Plan,” together with the Age 62 Plan and the Deferred Cash Plan, the “Deferred Compensation Plans”). All shares registered hereunder in connection with the Deferred Compensation Plans are not newly issued shares of our common stock but, rather, represent shares that will be purchased in the open market by the rabbi trustee for each of the Deferred Compensation Plans and issued to participants pursuant to the terms of such plans. This Registration Statement on Form S-8 also relates to 9,150,000 shares of Common Stock, par value $1.00 per share, to be offered and sold under the Arthur J. Gallagher & Co. 2014 Long-Term Incentive Plan (the “LTIP” and, collectively with the Deferred Compensation Plans, the “Plans”).

The total number of shares registered in connection with the Deferred Compensation Plans consists of the following: (i) 3,300,000 shares available for issuance under the Age 62 Plan; (ii) 400,000 shares available for issuance under the Deferred Cash Plan; and (iii) 300,000 shares available for issuance under the Supplemental Plan. The total number of shares registered in connection with the LTIP consists of the following: (i) 9,000,000 shares reserved for future issuance under the LTIP; and (ii) 150,000 shares remaining available for issuance under the Arthur J. Gallagher & Co. 2011 Long-Term Incentive Plan (the “Prior Plan”) at the time the LTIP was approved by stockholders and shares subject to outstanding equity awards under the Prior Plan, which the Registrant reasonably estimates may become available for future grant under the LTIP as a result of the expiration, termination, cancellation, forfeiture or settlement in cash of such awards under the Prior Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I of Form S-8 have been or will be delivered to participants in the Plans as specified by Rule 428(b)(1) promulgated by the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”). Such documents are not being filed by Arthur J. Gallagher & Co. (the “Company”) with the SEC but constitute (along with the documents incorporated by reference into this registration statement pursuant to Item 3 of Part II hereof) a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The SEC’s rules allow the Company to incorporate by reference information into this Registration Statement. This enables the Company to disclose important information to you by referring you to another document. Any information referred to in this way is considered part of this Registration Statement from the date the Company files such document. Any reports filed by the Company with the SEC after the date of this Registration Statement, and before the date that the offering of the securities by means of this Registration Statement is terminated, will automatically update and, where applicable, supersede any information contained in this Registration Statement or incorporated by reference in this Registration Statement.

We incorporate by reference into this Registration Statement the following documents or information filed with the SEC (other than, in each case, documents or information deemed to have been furnished under Item 2.02 or Item 7.01 of Form 8-K, which is not deemed filed in accordance with SEC rules and is not incorporated by reference herein):

•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2013, filed on February 7, 2014;

•	Our Quarterly Report on Form 10-Q for the three months ended March 31, 2014, filed on April 24, 2014;

•	Our Quarterly Report on Form 10-Q for the three and six months ended June 30, 2014, filed on August 1, 2014;

•	Our Current Reports on Form 8-K filed on March 3, 2014, March 14, 2014, April 1, 2014, April 7, 2014, April 16, 2014, May 13, 2014, May 19, 2014, June 16, 2014, June 25, 2014, and July 8, 2014;

•	The description of our common stock contained in our Registration Statement on Form S-4, filed on May 16, 2013 (File No. 333-188651); and

•	All documents filed by us under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, on or after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold.

The Company will provide without charge to each person, including any beneficial owner, to whom this Registration Statement is delivered, upon his or her written or oral request, a copy of any or all documents referred to above which have been or may be incorporated by reference into this Registration Statement, excluding exhibits to those documents unless they are specifically incorporated by reference into those documents. You can obtain those documents from our website at www.ajg.com or request them in writing or by telephone at the following address or telephone number: General Counsel, Arthur J. Gallagher & Co., Two Pierce Place, Itasca, Illinois 60143-3141; Telephone: (630) 773-3800. Except for the information specifically incorporated into this Registration Statement by reference as set forth above, information contained on our website is not a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Expert and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

The Company is incorporated under the Delaware General Corporation Law (the “DGCL”).

Section 145(a) of the DGCL provides that a Delaware corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.

Section 145(b) of the DGCL provides that a Delaware corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted under standards similar to those discussed above, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine that despite the adjudication of liability, such person is fairly and reasonably entitled to be indemnified for such expenses which the Court of Chancery or such other court shall deem proper.

Section 145 of the DGCL further provides that to the extent a director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to in subsections (a) and (b) or in the defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith; and that indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and that the corporation shall have power to purchase and maintain insurance on behalf of a director or officer of the corporation against any liability asserted against such person and incurred by such person in any such capacity or arising out of such person’s status as such whether or not the corporation would have the power to indemnify such person against such liability under Section 145.

Section 102(b)(7) of the DGCL provides that a corporation may eliminate or limit the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provisions shall not eliminate or limit the liability of a director (1) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (2) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (3) under section 174 of the DGCL or (4) for any transaction from which the director derived an improper personal benefit. No such provision shall eliminate or limit the liability of a director for any act or omission occurring before the date when such provision becomes effective.

Article Seven of the Company’s Amended and Restated By-laws and Article Twelve of the Company’s Amended and Restated Certificate of Incorporation provide for the indemnification of each of the Company’s directors, officers, employees or agents to the full extent permitted by the DGCL or other applicable laws presently or hereafter in effect.

Article Seven of the Company’s Amended and Restated By-laws provides that the Company shall indemnify any person in connection with any action, suit or proceeding brought or threatened by reason of the fact that he or she is or was one of the Company’s directors, officers, employees or agents, or is or was serving at the Company’s request as a director, officer, employee or agent of another enterprise, against all costs actually and reasonably incurred by him or her in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the Company’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. Similar indemnity is permitted to be provided to such persons in connection with an action or suit by the Company or in the Company’s right, and provided further that such person shall not have been adjudged liable for negligence or misconduct in the performance of his or her duty to the Company, unless, in view of all the circumstances of the case, the court in which the action or suit was brought determines that such person despite the adjudication of liability is fairly and reasonably entitled to indemnity for such expenses.

Article Twelve of the Company’s Amended and Restated Certificate of Incorporation eliminates the liability of the Company’s directors for monetary damages for breach of fiduciary duty as a director except where a director breaches his or her duty of loyalty to the Company and its stockholders, fails to act in good faith or engages in intentional misconduct or a knowing violation of law, authorizes the payment of a dividend or stock repurchase that is illegal under Section 174 of the DGCL, or obtains an improper personal benefit.

The Company also maintains and pays premiums on a directors’ and officers’ liability insurance policy and has entered into indemnity agreements with its directors and officers. The provisions of each indemnity agreement alter or clarify the statutory indemnification in the following respects: (1) indemnity will be explicitly provided for settlements in derivative actions; (2) prompt payment of litigation expenses will be provided in advance of indemnification; (3) prompt indemnification of advances of expenses will be provided unless a determination is made that the director or officer has not met the required standard; (4) the director or officer will be permitted to petition a court to determine whether his or her actions meet the standards required; and (5) partial indemnification will be permitted in the event that the director or officer is not entitled to full indemnification. In addition, each indemnity agreement specifically includes indemnification with respect to actions, suits or proceedings brought under and/or predicated upon the Securities Act of 1933, as amended, and/or the Securities Exchange Act of 1934, as amended.

The preceding summary is qualified in its entirety by the Company’s Amended and Restated Certificate of Incorporation and Amended and Restated By-laws, and the indemnity agreements described above.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

See the Exhibit Index, which is incorporated herein by this reference.

Item 9. Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Itasca, State of Illinois, on this 6th day of August, 2014.

ARTHUR J. GALLAGHER & CO.

By:	/s/ Douglas K. Howell
Douglas K. Howell
Corporate Vice President and Chief Financial Officer

POWER OF ATTORNEY

We, the undersigned directors and officers, do hereby severally constitute and appoint Walter D. Bay and Douglas K. Howell, and each of them severally, our true and lawful attorneys-in-fact and agents, to do any and all acts and things in our name and on our behalf in our capacities as directors and officers and to execute any and all instruments for us and in our names in the capacities indicated below, which said attorneys-in-fact and agents may deem necessary or advisable to enable Arthur J. Gallagher & Co. to comply with the Securities Act of 1933, as amended (the “Securities Act”), and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this registration statement on Form S-8, including specifically, but without limitation, power and authority to sign for us or any of us, in our names in the capacities indicated below, any and all amendments (including pre- and post- effective amendments) hereto and any related registration statement and amendments thereto; and we do each hereby ratify and confirm all that said attorneys-in-fact and agents shall do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signatures	Title	Date

/s/ J. Patrick Gallagher, Jr. J. Patrick Gallagher, Jr.	Chairman of the Board of Directors, President and Chief Executive Officer (Principal Executive Officer)	July 31, 2014

/s/ Douglas K. Howell Douglas K. Howell	Corporate Vice President and Chief Financial Officer (Principal Financial Officer)	July 31, 2014

/s/ Richard C. Cary Richard C. Cary	Chief Accounting Officer (Principal Accounting Officer)	July 31, 2014

/s/ Sherry S. Barrat
Sherry S. Barrat	Director	July 31, 2014

/s/ William L. Bax
William L. Bax	Director	July 31, 2014

/s/ Frank E. English, Jr.
Frank E. English, Jr.	Director	July 31, 2014

/s/ Elbert O. Hand
Elbert O. Hand	Director	July 31, 2014

/s/ David S. Johnson
David S. Johnson	Director	July 31, 2014

/s/ Kay W. McCurdy
Kay W. McCurdy	Director	July 31, 2014

/s/ Norman L. Rosenthal
Norman L. Rosenthal	Director	July 31, 2014

EXHIBIT INDEX

TO

REGISTRATION STATEMENT ON FORM S-8

4.1	Amended and Restated Certificate of Incorporation of Arthur J. Gallagher & Co. (incorporated by reference to Exhibit 3.1 to our Form 10-Q Quarterly Report for the quarterly period ended June 30, 2008, File No. 1-9761).

4.2	Amended and Restated By-Laws of Arthur J. Gallagher & Co. (incorporated by reference to Exhibit 3.2 to our Form 10-K Annual Report for 2008, File No. 1-9761).

4.3	Arthur J. Gallagher & Co. 2014 Long-Term Incentive Plan (incorporated by reference to exhibit number 10.46 to our Form 10 Q Quarterly Report for the quarterly period ended June 30, 2014, File No. 1-09761).

4.4	Form of Long-Term Incentive Plan Restricted Stock Unit Award Agreement (incorporated by reference to exhibit number 10.42.1 to our Form 10-K Annual Report for 2010, File No. 1-09761).

4.5	Form of Long-Term Incentive Plan Stock Option Award Agreement (incorporated by reference to exhibit number 10.42.2 to our Form 10-K Annual Report for 2010, File No. 1-09761).

4.6	Form of Long-Term Incentive Plan Stock Appreciation Rights Award Agreement (incorporated by reference to exhibit number 10.42.3 to our Form 10-K Annual Report for 2010, File No. 1-09761).

4.7	Form of Long-Term Incentive Plan Restricted Stock Unit Award Agreement for executive officers over the age of 55 (incorporated by reference to exhibit number 10.42.4 to our Form 10 Q Quarterly Report for the quarterly period ended March 31, 2013, File No. 1-09761).

4.8	Form of Long-Term Incentive Plan Stock Option Award Agreement for executive officers over the age of 55 (incorporated by reference to exhibit number 10.42.5 to our Form 10 Q Quarterly Report for the quarterly period ended March 31, 2013, File No. 1-09761).

4.9	The Arthur J. Gallagher & Co. Supplemental Savings and Thrift Plan (amended and restated as of January 21, 2014) (incorporated by reference to Exhibit 10.15 to our Form 10-K Annual Report for 2013, File No. 1-9761).

4.10	Arthur J. Gallagher & Co. Deferred Equity Participation Plan (amended and restated as of January 22, 2014) (incorporated by reference to Exhibit 10.16 to our Form 10-K Annual Report for 2013, File No. 1-9761).

4.11	Form of Deferred Equity Participation Plan Award Agreement (incorporated by reference to Exhibit 10.16.1 to our Form 10-K Annual Report for 2013, File No. 1-9761).

*4.12	Arthur J. Gallagher & Co. Deferred Cash Participation Plan (effective as of March 10, 2014).

*4.13	Form of Deferred Cash Participation Plan Award Agreement.

4.14	Multicurrency Credit Agreement, dated as of September 19, 2013, among Arthur J. Gallagher & Co., the other borrowers party thereto, the lenders party thereto, Bank of Montreal, as administrative agent, BMO Capital Markets, as joint lead arranger and joint book runner, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Citibank N.A., Barclays Bank PLC, and J.P. Morgan Securities LLC, as joint lead arrangers, joint book runners and co-syndication agents, and U.S. Bank National Association, as documentation agent (incorporated by reference to same exhibit number to our Form 8-K Current Report dated September 20, 2013, File No. 1-9761).

*5.1	Opinion of Seth Diehl, Esq. ±

*15.1	Acknowledgement of Ernst & Young LLP

*23.1	Consent of Seth Diehl, Esq. (included in Exhibit 5.1)

*23.2	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm

*24.1	Form of Power of Attorney (included on the signature page of this registration statement.)

*	Filed herewith.
±	The shares of Common Stock, par value $1.00 per share being registered pursuant to this Registration Statement in connection with the Deferred Compensation Plans will not be original issuance securities. Accordingly, in accordance with the instructions to Item 8(a) of Part II of Form S-8, no opinion of counsel as to the legality of such shares is required or provided hereunder.

The registrant agrees to furnish to the Securities and Exchange Commission upon request a copy of any long-term debt instruments that have been omitted pursuant to Item 601(b)(4)(iii)(A) of Regulation S-K.